Exhibit 4.11

PAYING AGENT AGREEMENT

PAYING AGENT AGREEMENT (the “Agreement”) dated as of August 31, 2018, by and among FNB FINANCIAL SERVICES, LP (“FNB Financial Services”), F.N.B. CORPORATION, as Guarantor (“FNB”) and FIRST NATIONAL BANK OF PENNSYLVANIA, a national banking association, as Agent (the “Agent”).

BACKGROUND

FNB Financial Services has registered under the Securities Act of 1933, as amended (the “1933 Act”), Five Hundred Million Dollars ($500,000,000) aggregate principal amount of its Series 2018 Nonnegotiable Subordinated Term Notes, Series 2018 Nonnegotiable Subordinated Daily Notes and Series 2018 Nonnegotiable Subordinated Special Daily Notes (collectively the “Notes”), which are fully and unconditionally guaranteed by FNB, and issued under and pursuant to the Indenture, dated as of August 16, 2005, by and among FNB Financial Services, as Issuer, FNB, as Guarantor, and The Bank of New York Mellon Trust Company, N.A. (as successor to J.P. Morgan Trust Company, National Association), as Trustee, as amended by the Supplemental Indenture by and among FNB Financial Services, FNB and The Bank of New York Mellon Trust Company, N.A., as Trustee, dated as of August 30, 2016 (the “Indenture”). The Indenture permits, among other things, the appointment of a paying agent for the purpose of receiving amounts due from FNB Financial Services or FNB under, and making payments due in respect to, Securities (as defined in the Indenture), such as the Notes, maintaining books with respect to Securities (as defined in the Indenture), such as the Notes, acting as depository with respect to certain funds to be established thereunder and undertaking certain other duties described therein.

FNB Financial Services, FNB, as Guarantor, and Regency Finance Company, as Agent, previously entered into an Agency Agreement, dated as of August 16, 2005 (the “Initial Agency Agreement”), pursuant to which, among other things, Regency Finance Company was appointed to serve as the paying agent and the sales agent for any Securities (as defined in the Indenture) issued by FNB Financial Services under the Indenture.

Regency Finance Company has resigned from all duties as paying agent and sales agent under the Initial Agency Agreement and effective as of the date hereof, the Initial Agency Agreement shall be terminated.

Under and subject to the terms and conditions hereof, FNB Financial Services desires to appoint the Agent, and the Agent desires to serve, as the successor paying agent for the Notes (the “Paying Agent”).

In consideration of the premises and the mutual agreements hereinafter contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

RULES OF INTERPRETATION

Section 1.1 General. Capitalized terms used in this Agreement which are not defined herein shall have the meanings assigned to them in the Indenture, unless the context or use indicates another or different meaning or intent. Definitions shall be equally applicable to both singular and plural forms of any of the words and terms therein or herein defined. The words “herein” and “hereof” and words of similar import, without reference to any particular article, section or subsection, refer to this Agreement as a whole rather than to any particular article, section or subsection hereof.

Section 1.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware excluding its choice of law principles that would require the application of the laws of another jurisdiction.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 FNB Financial Services Representations and Warranties. FNB Financial Services hereby represents and warrants that it has full power and authority to execute, deliver and perform its obligations under this Agreement, the Indenture, the Notes and any other agreements entered into by it and related to the Notes.

Section 2.2 FNB Representations and Warranties. FNB hereby represents and warrants that it has full power and authority to execute, deliver and perform its obligations under this Agreement, the Indenture, the Notes and any other agreements entered into by it and related to the Notes.

Section 2.3 Agent Representations and Warranties. The Agent hereby represents and warrants that it has full power and authority to execute, deliver and perform its obligations under this Agreement.

ARTICLE III

DUTIES OF THE AGENT

Section 3.1 Appointment as Paying Agent; Acceptance of Paying Agent Duties. As provided in the Indenture, FNB Financial Services hereby appoints the Agent as Paying Agent for the Notes and any other Securities issued under the Indenture. The Agent acknowledges that it has received and reviewed the Indenture and hereby accepts such appointment and agrees to perform all of the duties and obligations of the Paying Agent (the “Paying Agent Duties”) pursuant to the Indenture, subject to the terms and conditions contained in this Agreement. The Paying Agent shall:

(1) give the Trustee notice of any default by FNB Financial Services or FNB (or other obligor upon the Notes) in the making of any payment of principal or interest on the Notes; and

(2) at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums held in trust by the Paying Agent.

ARTICLE IV

EXPENSES; ABSENCE OF COMPENSATION; INDEMNIFICATION

Section 4.1 Payment of Fees and Expenses; Absence of Compensation. The Agent shall be responsible for the payment all fees, charges and out-of-pocket expenses incurred by the Agent in performing its Paying Agent Duties; provided, however, that the Agent may be reimbursed by FNB Financial Services or FNB for such fees, charges and out-of-pocket expenses as FNB Financial Services or FNB and the Agent may agree from time to time. The Agent shall not be compensated for its services and the performance of the Paying Agent Duties hereunder.

Section 4.2 Indemnification of Agent. FNB Financial Services and FNB shall indemnify and hold harmless the Agent against any and all losses, claims, damages, liabilities and expenses (or actions in respect thereof) which the Agent may sustain or incur or which may be asserted against the Agent as a result of any inaccuracy in the information furnished to the Agent by FNB Financial Services or FNB in connection with the Agent’s performance of services hereunder, or any action taken or omitted by the Agent in connection with its performance of services hereunder; provided that the Agent shall not be indemnified and held harmless from and against any such loss, claim, damages, liabilities and expenses incurred by reason of the Agent’s breach of its obligations under this Agreement, willful misfeasance, bad faith or gross negligence in the performance of its duties, or its reckless disregard of its duties and obligations hereunder.

Section 4.3 Indemnification of FNB Financial Services and FNB. The Agent shall indemnify and hold harmless FNB Financial Services and FNB against any and all losses, claims, damages and liabilities arising out of the Agent’s breach of any representation, warranty or covenant contained herein.

ARTICLE V

DUTIES OF FNB FINANCIAL SERVICES

Section 5.1 Preparation of Forms. FNB Financial Services shall timely prepare and distribute to the Holders of the Notes and the Internal Revenue Service (the “IRS”), IRS Forms 1099 and such other forms and reports as may be required pursuant to applicable law. All information necessary to prepare such forms and reports which is held by the Agent shall be delivered to FNB Financial Services in a timely fashion so as not to hinder FNB Financial Services in meeting its obligations hereunder.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Term of Agreement. This Agreement shall remain in full force and effect until the earlier of (i) such time as the principal of and interest on all Securities outstanding under the Indenture shall have been paid, and (ii) the effective date of the resignation or removal of the Agent in accordance with Section 6.4 hereof.

Section 6.2 Amendments.

(1) No amendment or modification of any provision of this Agreement shall be effective unless the same shall be in writing and signed by all the parties hereto.

(2) The parties agree that they will not amend any provision in the Indenture or any other agreement affecting, in any material respect, the duties or rights of the Agent without the prior written consent of the Agent.

Section 6.3 Notices. Any notices, requests or other communications given or made pursuant to the Indentures or any other agreement affecting the duties or rights of the Agent shall be made as specified in the New Indenture. All such notices, requests or other communications shall be directed to the Agent at its administrative office located at One South Hermitage Rd., Hermitage, Pennsylvania 16148. The parties may, by notice given pursuant to this Section, designate any different address to which subsequent communications shall be sent.

Section 6.4 Resignation and Removal. The Agent may resign from, and may be removed from, the performance of all of the Paying Agent Duties upon 60 days written notice. No such resignation or removal shall take effect until the acceptance of appointment of a successor agent for such duties.

Section 6.5 Successors. Any corporation or association into which the Agent may be converted or merged, or with which it may be consolidated, or any corporation or association resulting from any such conversion, merger or consolidation to which it is a party, shall be and become successor agent hereunder invested with all of the rights, powers, trusts, duties and obligations of the Agent hereunder, without the execution or filing of an instrument or any further act.

Section 6.6 Action Due on Saturdays, Sundays and Holidays. If any date on which a payment, notice or other action required by this Agreement or the Indenture falls on other than a Business Day, then that action or payment need not be taken or made on such date, but may be taken or made on the next succeeding Business Day on which the Agent is open for business with the same force and effect as if made on such day.

Section 6.7 Conflicts; Interpretation. If there is any conflict between provisions of this Agreement and provisions of the Indenture, the provisions of the Indenture shall control. Subject to the foregoing, the Agent may construe any ambiguous or inconsistent provision of this Agreement and any construction of a provision by the Agent shall be binding upon FNB Financial Services and FNB.

Section 6.8 Headings. The headings in this Agreement are for purposes of reference only and shall not in any way limit or otherwise affect the meaning or interpretation of any of the terms hereof.

Section 6.9 Remedies. Unless otherwise specified herein, in the event that any party breaches or violates any of the obligations contained in this Agreement, each other party shall be entitled to exercise any right and seek any remedy available to it either at law or in equity, including, without limitation, damages and injunctive relief. The exercise of any right or the seeking of any remedy shall not preclude the concurrent or subsequent exercise of any other right or the seeking of any other remedy, and all rights and remedies shall be cumulative.

Section 6.10 Entire Agreement; Benefit of the Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and any prior agreements or understandings between any of the parties to this Agreement relating to such subject matter are hereby superseded to the extent inconsistent with this Agreement. This Agreement is solely for the benefit of the parties hereto and their successors and assigns, and no other person shall acquire or have any rights under or by virtue hereof. This Agreement shall be binding upon and shall inure to the benefit of the parties and respective permitted successors and assigns.

Section 6.11 No Implied Waivers. The rights of any party under any provision of this Agreement shall not be affected by its prior failure to require the performance by any other party under such provision or any other provision of this Agreement, nor shall the waiver by any party of a breach of any provision hereof constitute a waiver of any succeeding breach of the same or any other provision or constitute a waiver of the provision of any other provision itself or any other provision.

Section 6.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but both or all of which, when taken together, shall constitute but one instrument, and shall become effective when copies hereof which, when taken together, bear the signatures of each of the parties hereto, shall be delivered to each of the parties hereto.

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IN WITNESS WHEREOF, the Agent, FNB Financial Services and FNB have each caused this Agreement to be duly executed in its name and on its behalf by its duly authorized officer as of the date above written.

F.N.B. CORPORATION, as Guarantor		FNB FINANCIAL SERVICES, LP

		By:	FNB Consumer Services, Inc., its General Partner
By:
Name:	Vincent Calabrese
Title:	Chief Financial Officer		By:
			Name:	Mark Lozzi
			Title:	Treasurer

FIRST NATIONAL BANK OF PENNSYLVANIA, as Agent

By:
		Name:	Vincent Calabrese
		Title:	Executive Vice President